MERGER AGREEMENT AND PLAN OF REORGANIZATION

         THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is dated as of this 5th day of May, 1999, by and among SIEBERT FINANCIAL CORP., a New York corporation ("SFC"), MURIEL SIEBERT & CO., INC., a Delaware corporation and wholly-owned subsidiary of SFC ("MSC"), ANDREW PECK ASSOCIATES, INC., a New York corporation ("APA"), and the persons listed on Schedule 1 hereto who are the holders in the aggregate of all of the issued and outstanding capital stock of APA (referred to collectively as "SHAREHOLDERS" and individually as a "SHAREHOLDER").

                              W I T N E S S E T H:

                  WHEREAS, APA is a registered broker-dealer and maintains securities brokerage accounts;

                  WHEREAS, the Boards of Directors of APA, SFC and MSC deem it advisable and in the best interests of their respective shareholders that MSC acquire APA and, on or prior to the date hereof, such Boards of Directors have approved the acquisition of APA, upon the terms and subject to the conditions set forth herein;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined herein) shall constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended;

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I
                               THE REORGANIZATION

         SECTION 1.1   THE MERGER.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, APA shall be merged with and into MSC (the "MERGER") in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW") and the Business Corporation Law of the State of New York ("NEW YORK LAW"), whereupon the separate existence of APA shall cease and MSC shall be the surviving corporation (the "SURVIVING CORPORATION").

         (b) Subject to the fulfillment of the conditions of this Agreement, as of the Closing Date (as defined herein), APA and MSC shall have executed and delivered for filing the certificates of merger substantially in the form of EXHIBIT A-1 and EXHIBIT A-2 hereto (the "CERTIFICATES OF MERGER") with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York and make all other filings or recordings required by Delaware Law and New York Law in connection with the Merger. The Merger shall become effective (the "EFFECTIVE TIME") at the later of: (i) such time as the Certificates of Merger are duly filed with the Secretary of State of the State of Delaware in accordance with Delaware Law and the Secretary of State of the State of New York in accordance with New York Law or at such later time as specified in the Certificates of Merger or (ii) the date of the Closing (as defined herein).

         (c) From and after the Effective Time, the separate corporate existence of MSC with its purpose, object, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. At the Effective Time, the separate corporate existence of APA shall cease, and MSC shall succeed to all the properties and assets of APA and to all debts, choses in action and other interests due or belonging to APA and shall be subject to, and responsible for, all the debts, liabilities and duties of APA with the effects provided by the applicable provisions of Delaware Law and New York Law.

         SECTION 1.2   MERGER CONSIDERATION.

         (a) The aggregate consideration to be paid with respect to the Merger (the "MERGER CONSIDERATION") shall be 600,000 shares (the "SHARES") of common stock, $.01 par value, of SFC (the "SFC COMMON STOCK").

         (b) The Merger Consideration shall be reduced in the event that APA's Shareholder Equity (as defined herein) is less than $345,000 as of the date of the Closing Balance Sheet (as defined herein) by a number of Shares (the "SHORTFALL SHARES") equal to the number of shares of SFC Common Stock obtained by dividing (i) the amount by which the Shareholder Equity of APA as shown on the Closing Balance Sheet is less than $345,000 by (ii) $32.00. The Shortfall Shares shall be transferred to SFC from the Shares held pursuant to the Escrow Agreement. For purposes of this Agreement, the "CLOSING BALANCE SHEET" shall mean a balance sheet, dated as of the close of business on the last day of the month during which the Closing occurs (the "CLOSING BALANCE SHEET DATE"), prepared by APA consistently with generally accepted accounting principles and as applied to the audited APA Financial Statements delivered pursuant to SECTION 3.8; PROVIDED, HOWEVER, that the amount of the liability accrued with respect to the Pension Plan (as defined in SECTION 5.8) shall include the amount necessary to pay all of the employer contributions, costs and expenses associated with a "standard termination" of the Pension Plan (within the meaning of Section 4041 of the Employee Retirement Income Security Act of 1974) as of the Effective Time, to the extent such amount is not covered by the assets of the Pension Plan at such time. The Closing Balance Sheet shall be certified pursuant to SECTION
8.8. For purposes of this Agreement, "SHAREHOLDER EQUITY" shall have the meaning ordinarily given to it under generally accepted accounting principles.

         SECTION 1.3   CONVERSION OF SHARES AND PAYMENT OF CONSIDERATION.

         At the Effective Time, by virtue of the Merger and without any action on the part of the holders of the outstanding common stock, $1.00 par value of APA (the "APA COMMON STOCK") or any shares of capital stock of MSC:

         (a) Each share of APA Common Stock, if any, held by APA as treasury stock or owned by SFC, MSC or any other subsidiary of SFC immediately prior to the Effective Time shall be canceled and retired and all rights in respect thereof shall cease to exist without any conversion thereof or payment therefor.

         (b) Each share of APA Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Corporation 48.09612 fully-paid, validly issued and nonassessable shares of SFC Common Stock (the "EXCHANGE RATIO"). The aggregate number of shares of SFC Common Stock deliverable under this SECTION 1.3(B) shall be reduced by an aggregate of 60,000 shares of SFC Common Stock to be held by the Escrow Agent (as defined herein) pursuant to the Escrow Agreement attached hereto as Exhibit B (the "ESCROW AGREEMENT") (to be contributed by the Shareholders on a pro rata basis). As of the Effective Time, all such shares of APA Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of APA Common Stock shall cease to have any rights with respect thereto. For purposes of this Agreement, "ESCROW AGENT" shall mean United States Trust Company of New York.

         (c) If between the date of this Agreement and the Effective Time, the outstanding shares of APA Common Stock or SFC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, the Exchange Ratio shall be correspondingly adjusted.

         SECTION 1.4   EXCHANGE OF CERTIFICATES.

         (a) At the Closing, SFC shall make available for exchange in accordance with this SECTION 1.4 the shares of SFC Common Stock issuable pursuant to SECTION 1.2(a) in exchange for outstanding APA Common Stock and the Shareholders Representative shall make available for exchange certificates representing all issued and outstanding shares of APA Common Stock (each, a "CERTIFICATE").

         (b) Upon surrender at the Closing of a Certificate for cancellation to SFC or to such other agent or agents as may be appointed by SFC, together with a stock power, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate for the number of whole shares of SFC Common Stock to which the holder of APA Common Stock is entitled pursuant to SECTION 1.3 hereof and is represented by the Certificate so surrendered, less the appropriate number of shares of SFC Common Stock to be held in escrow pursuant to SECTION 1.3(b), which shares shall be delivered to the Escrow Agent. The Certificate so surrendered shall forthwith be canceled.

                  For the purposes of this Agreement, the Shareholders and each of them appoint Peter Sosnowski, as their attorney-in-fact (the "SHAREHOLDERS REPRESENTATIVE") to do any and all things which any one of them may do under this Agreement, including, without limitation: delivering the Certificates and accompanying documents of transfer, negotiating with respect to and settling any disputes concerning this Agreement and the transactions contemplated hereunder; waiving any condition of Closing; performing the duties given to the
Shareholders  Representative  pursuant to the Escrow  Agreement;  and  receiving notices of negotiating with respect to and settling any claims for indemnification.

         (c) No dividends or other distributions declared or made after the Effective Time on the SFC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate; PROVIDED, HOWEVER, that upon surrender of a Certificate, but subject to the effect, if any, of applicable escheat and other laws, there shall be paid to the holder of such Certificate, without interest, the amount of dividends or distributions, if any, which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of SFC Common Stock represented by the Certificate or Certificates issued upon such surrender.

         (d) The Merger Consideration, when delivered upon the surrender for exchange of APA Common Stock in accordance with the terms hereof, shall be deemed to have been delivered in full satisfaction of all rights pertaining to such APA Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of APA of the shares of APA Common Stock that were outstanding immediately prior to the Effective Time.

         SECTION 1.5 FRACTIONAL SHARES. No certificate or scrip representing fractional shares of SFC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to enjoy any other rights of a shareholder of SFC. Each fractional share of SFC Common Stock issuable to holders of Certificates pursuant to SECTION 1.3 shall be rounded up to the nearest whole share.

         SECTION 1.6 THE CLOSING. The closing of the transaction to be effected hereunder (the "CLOSING") will be held at the offices of Fulbright & Jaworski L.L.P., at 10:00 a.m. New York City time, on May 25, 1999, or such other date or time or place as the parties shall mutually agree, but in no event later than the earlier of (i) two weeks following receipt of written approval of the Merger from the National Association of Securities Dealers or (ii) June 8, 1999. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         SECTION 1.7     BENEFITS   ARRANGEMENTS.   Employees   of  APA  at  the
Effective Time shall, to the extent eligible, participate in all employee benefit plans, programs, policies or arrangements as are generally provided by SFC to its own employees in accordance with the terms of such plans, programs, policies or arrangements in effect from time to time.

         SECTION 1.8 DIRECTORS OF MSC. Immediately prior to the Effective Time, the Board of Directors of MSC shall consist of four directors. At some point in the future, Peter Sosnowski shall be duly appointed or elected to the Board of Directors to join the existing members of the Board of Directors of MSC. Promptly following such appointment or election, Peter Sosnowski shall be appointed to serve on MSC's Executive Committee.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

         SECTION 2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of MSC as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with Delaware Law.

         SECTION 2.2 BYLAWS. The Bylaws of MSC as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with Delaware Law.

         SECTION 2.3 NAME. The name of the Surviving Corporation shall be Muriel Siebert & Co., Inc.

                                   ARTICLE III
       ARTICLE REPRESENTATIONS AND WARRANTIES OF APA AND THE SHAREHOLDERS

         As a material inducement to SFC and MSC to enter into this Agreement, APA and the Shareholders jointly and severally represent, warrant, covenant and agree that:

         SECTION 3.1 CORPORATE EXISTENCE AND POWER. APA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all corporate powers and all material governmental licenses, authorizations, consents and approvals (collectively "GOVERNMENTAL AUTHORIZATIONS") required to own, lease and operate its properties and to carry on its business as now conducted. APA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary except where the failure to be so licensed or qualified would not have a Material Adverse Effect on APA. For purposes of this Agreement, a "MATERIAL ADVERSE EFFECT," with respect to any person or entity, means a material adverse effect on the financial condition, business, liabilities (including contingent liabilities), prospects or results of operations of such person or entity taken as a whole; "MATERIAL ADVERSE CHANGE" shall mean a change or a development involving a prospective change which would have a Material Adverse Effect. APA has heretofore delivered to SFC or its agent true and complete copies of its Articles of Incorporation and Bylaws as currently in effect.

         SECTION 3.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by APA of this Agreement and the consummation by APA of the transactions contemplated hereby are within APA's corporate power and authority, and have been duly authorized by all necessary corporate action, except for any required approval by APA's shareholders in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of APA, enforceable against APA in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         SECTION 3.3 GOVERNMENTAL CONSENTS AND APPROVALS. Other than as provided in SECTION 7, the execution, delivery and performance by APA and the Shareholders of this Agreement and the consummation of the Merger by APA and the Shareholders require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than: (a) the filing of the Certificates of Merger in accordance with Delaware Law and New York Law; (b) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not have a Material Adverse Effect on APA, or would not materially and adversely affect the ability of SFC, MSC, APA or the Shareholders to consummate the Merger.

         SECTION 3.4 REGULATORY MATTERS AND ACCOUNT DOCUMENTATION. APA is and has been duly registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers (the "NASD") and in the states where such registration is required under the securities laws of such states. APA is in compliance in all material respects with all federal and state laws regulating broker-dealers or requiring registration, licensing or qualification as a broker-dealer, and is a member in good standing and has all licenses and authorizations in self-regulatory or trade organizations or registered clearing agencies, required to permit the operation of its business as presently conducted. Each such federal and state registration is in full force and effect. APA has furnished to SFC a true, correct and complete copy of its Form BD, as amended to date, filed by APA with the SEC and NASD. APA has in its files for each of its existing customer accounts all appropriate applications, certificates, agreements and other documentation necessary or appropriate in connection with the current and historical level and type of trading or other activities engaged in within such accounts ("DOCUMENTATION"). All Documentation has been duly executed and delivered to APA by the appropriate person or persons with respect to each such account.

         SECTION 3.5 NON-CONTRAVENTION. The execution, delivery and performance by APA and the Shareholders of this Agreement and the consummation by APA of the Merger do not and will not: (a) contravene or conflict with the Articles of Incorporation or Bylaws of APA; (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to APA or any of the Shareholders; (c) constitute a default under or give rise to a right of termination, cancellation, acceleration, loss of any material benefit or cause of action for damages upon breach under any agreement, contract, license or other instrument binding upon APA or any of the Shareholders, or any license, franchise, permit or other similar authorization held by APA or any of the Shareholders; or (d) result in the creation or imposition of any Lien on any material asset of APA or any capital stock of APA except as may be created hereunder. For purposes of this Agreement, the term "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 3.6 CAPITALIZATION. The authorized capital stock of APA consists of 100,000 shares of APA Common Stock and no shares of preferred stock, of which (a) 12,475 shares of APA Common Stock are issued and outstanding and
(b) 15,850 shares of APA Common Stock are held by APA in its treasury. Except as set forth herein, as of the date of this Agreement, no shares of capital stock or other voting securities of APA were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights. All outstanding shares of capital stock of APA are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of APA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of APA may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which APA or any of its subsidiaries is a party or by which any of them is bound obligating APA or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of APA or of any of its subsidiaries or obligating APA or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of APA or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of APA or any of its subsidiaries.

         SECTION 3.7 SUBSIDIARIES; JOINT VENTURES. APA has no Subsidiaries or Joint Ventures. APA does not, directly or indirectly, own any interests in any person that is not a Subsidiary. For purposes of this Agreement, (a) "SUBSIDIARY" means, with respect to any entity, any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity, and (b) "JOINT VENTURE" means, with respect to any entity, any corporation or organization (other than such entity and any Subsidiary thereof) of which such entity or any Subsidiary thereof is, directly or indirectly, the beneficial owner of 25% or more of any class of equity securities or equivalent profit participation interest.

         SECTION 3.8 FINANCIAL STATEMENTS. APA has delivered to SFC the audited balance sheets of APA as of December 31, 1996, 1997, and 1998, and the unaudited balance sheet of APA as of March 31, 1999, and the related audited statements of income, shareholder's equity and cash flows for the fiscal years ended December 31, 1996, 1997 and 1998, together with the notes thereto and the unaudited statements of income, stockholder's equity and cash flow for the period ended March 31, 1999 (the "APA FINANCIAL STATEMENTS"). The APA Financial Statements present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of APA as of the dates thereof and their results of operations and cash flows for the periods then ended. For purposes of this Agreement, "APA BALANCE SHEET" means the balance sheet of APA as of March 31, 1999, and the notes thereto, contained in the APA Financial Statements and "APA BALANCE SHEET DATE" means March 31, 1999.

         SECTION 3.9 ABSENCE OF CERTAIN CHANGES. Since the APA Balance Sheet Date, APA has in all material respects conducted business in the ordinary course and there has not been: (a) any Material Adverse Change with respect to APA; (b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of APA, or any repurchase, redemption or other acquisition by APA of any outstanding shares of capital stock or other securities of, or other ownership interests in, APA; (c) any amendment of any material term of any outstanding capital stock of APA; (d) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or assets of APA; (e) any material change in any method of accounting or accounting practice by APA, except for any such change required by reason of a concurrent change in generally accepted accounting principles or disclosed in the APA Financial Statements; or (f) any
(i) grant of any severance or termination pay to any director, officer or employee of APA, (ii) entering into of any written employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of APA, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increase in compensation, bonus or other benefits payable to any director, officer or, other than in the ordinary course of business, employee of APA.

         SECTION 3.10 NO UNDISCLOSED LIABILITIES. Except for liabilities under this Agreement, liabilities disclosed or provided for on the APA Balance Sheet, liabilities disclosed on SCHEDULE 3.10 or liabilities incurred in the ordinary course of business consistent with past practice, since the APA Balance Sheet Date, APA has not incurred any liabilities or obligations of any nature, whether or not accrued, known or unknown, contingent or otherwise, which have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on APA or that would be required by generally accepted accounting principles to be reflected on a balance sheet of APA (including the notes thereto).

         SECTION 3.11 LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of APA, threatened against, APA or any of its properties before any court or arbitrator or any governmental body, agency or official, and APA is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on APA or would prevent APA from consummating the transactions contemplated hereby. To the knowledge of APA, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim,

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

proceeding or investigation that individually or in the aggregate would have a Material Adverse Effect upon APA or the transactions contemplated hereby.

         SECTION 3.12  COMPLIANCE WITH LAWS.

         (a) APA has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body as are necessary under applicable law to own its properties and conduct its businesses (collectively, "PERMITS"), except to the extent the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect on APA. Such Permits are in full force and effect, and no proceeding is pending or, to the knowledge of APA, threatened to revoke or limit any Permit. SCHEDULE 3.12 contains a true and complete list of all Permits.

         (b) APA is not in violation of and has no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, including without limitation laws relating to labor and employment practices, health and safety, zoning, pollution or protection of the environment, except for violations of or liabilities under any of the foregoing which would not, individually or in the aggregate, have a Material Adverse Effect on APA. During the last three years, APA has not received notice of, and there has not been any citation, fine or penalty imposed against APA for, any such violation or alleged violation.

         SECTION 3.13 CONTRACTS AND OTHER AGREEMENTS. Each of the contracts set forth on SCHEDULE 3.13 is valid, subsisting, in full force and effect, binding upon APA, and to the knowledge of APA, binding upon the other parties thereto in accordance with their terms, and APA has paid in full or accrued all amounts now due from it thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for, and is not in default under any of them, nor, to the knowledge of APA, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. The continuation, validity and effectiveness of all contracts and agreements to which APA is a party will in no way be affected by the Merger or the other transactions contemplated hereby. SCHEDULE 3.13 sets forth a list of the following contracts and other agreements to which APA is a party or by or to which it or its assets or properties are bound or subject:

         (a)      any   agreement   that   individually    requires    aggregate
expenditures by APA in any one year of more than $25,000;

         (b) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $25,000;

         (c) any lease, sublease, installment purchase or similar arrangement for the purchase, use or occupancy of real or personal property (i) that individually requires aggregate expenditures by APA in any one year of more than $25,000, or (ii) pursuant to which APA is the lessor of any real property which has rentals over $25,000 per year, together with the date of termination of such leases, the name of the other party and the annual rental payments required to be made under such leases;

         (d) any agreement of surety, guarantee or indemnification, other than (i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $25,000, or (ii) indemnification provisions contained in agreements not otherwise required to be disclosed;

         (e)      any  agreement,   including  without   limitation   employment
agreements and bonus plans, relating to the compensation of (i) officers, (ii) employees or (iii) former employees;

         (f) any agreement containing covenants of APA not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with APA or in any line of business of APA;

         (g) any license or agreement granting or restricting the right of APA to use a trade name, trade mark, logo or Proprietary Rights (as defined herein); and

         (h) any agreement with any customer or supplier that cannot be terminated without penalty in excess of $25,000 by APA within one year.

         For purposes of this Agreement, "PROPRIETARY RIGHTS" means all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions and copyrights, all information regarding the registration of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from APA relating to any of the foregoing, that are necessary for the conduct of its business. True and complete copies of all the contracts and other agreements set forth in SCHEDULE 3.13 have been previously made available to SFC or its advisers.

         SECTION 3.14 PROPERTIES. APA owns and has good title to all of its assets and properties reflected in the APA Balance Sheet, free and clear of any Lien, except for (a) the Liens reflected on the APA Balance Sheet, (b) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the APA Balance Sheet, or (c) Liens securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable. APA owns or has a valid leasehold interest in, or other incontrovertible right to occupy, all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the business of APA, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted, for the conduct of their business in accordance with past practices and APA has not received notice that any of such property is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

         SECTION 3.15 FINDER'S FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of APA who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

         SECTION 3.16 NAMES, FRANCHISES, PERMITS, ETC. APA has good right to use its name in every state and country in which it now does business. Except as noted on SCHEDULE 3.16, APA has no franchises, permits, licenses, trademarks, trade names, patents, patent applications, copyrights, trade secrets, computer software, formula, designs or inventions and none of the same are necessary to conduct its business as now operated without infringing on the rights of any other person. APA has not infringed or violated in any way any trademark, trade name, copyright, trade secret rights or contractual relationships of others, and has not received any notice, claim or protest respecting any such violations or infringement. APA has not given any indemnification to any person for any such violations or infringements.

         SECTION 3.17 THE SHAREHOLDERS. Other than as set forth on SCHEDULE 3.17, the Shareholders own all of the issued and outstanding capital stock of APA listed next to their names in SCHEDULE 1 hereto, free and clear of all agreements, charges, options, liens, security interests, pledges, claims, restrictions and encumbrances of any nature whatsoever, and are entitled to sell and transfer to MSC the full record ownership of all of such shares without the consent of any third party.

         SECTION 3.18 SHAREHOLDER QUALIFICATIONS. Each Shareholder (a) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of his or her investment in the SFC Common Stock, (b) is able to bear the complete loss of his or her investment in the SFC Common Stock, (c) acknowledges receipt from SFC of its Annual Report to Shareholders for the fiscal year ended December 31, 1998 and its proxy statement in connection with its annual meeting of shareholders and (d) represents to SFC (i) that he or she has reviewed such reports and statements and (ii) that he or she has been afforded the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of SFC
Common Stock in connection with the Merger and to obtain any additional information that SFC possesses or can acquire without unreasonable effort or expense that is necessary to verify any of the information contained in any such reports and statements.

         SECTION 3.19 INVESTMENT REPRESENTATION. The Shareholders understand that as of the date when the SFC Common Stock is issued to the Shareholders pursuant to SECTION 1.2 it will not have been registered under the Securities Act of 1933 (the "SECURITIES ACT") or qualified under any applicable state securities laws, on the ground that the transfer of the SFC Common Stock to the Shareholders is exempt from the registration and prospectus delivery requirements of the Securities Act and from qualification under any applicable state securities laws, and that such exemptions are based on the Shareholders' representations and warranties made herein. The Shareholders are acquiring any SFC Common Stock issued pursuant to this Agreement for their own account and not for that of any other persons, and without a view to or in connection with any distribution thereof which is proscribed by the Securities Act or in violation of any applicable state securities laws.

         In addition to the restrictions contained in SECTION 8.3 on the Shareholders' ability to make a Disposition of the SFC Common Stock issued pursuant to this Agreement, the Shareholders shall not offer, sell or otherwise dispose of the Shares except in conformity with Rule 144 under the Securities Act or pursuant to a registration statement under the Securities Act and qualification under applicable state securities laws or pursuant to an opinion of counsel satisfactory to SFC that such registration and qualification is not required. The Shareholders acknowledge and agree that the SFC Common Stock certificate or certificates acquired by them pursuant to the Merger shall be endorsed with the following legend or one substantially similar thereto:

         "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws. They may not be sold, offered for sale or otherwise disposed of in the absence of an effective registration statement as to such shares under the Securities Act and qualification under applicable state securities laws, or an opinion of counsel satisfactory to the issuer that such registration is not required."

         SFC may require as a condition precedent to any proposed offer, sale, transfer, pledge, hypothecation or other disposition of the Shares by the Shareholders other than in conformity with Rule 144 or pursuant to a registration statement under the Securities Act that the proposed transferee first sign, seal and deliver to SFC an investment agreement with respect to the Shares and the Additional Shares to be offered, sold, transferred, pledged, hypothecated or otherwise disposed of containing substantially the agreements, representations and warranties set forth in this SECTION 3.19.

         SECTION 3.20 SHAREHOLDERS AUTHORITY. The Shareholders have full right, power and authority to execute, deliver and perform this Agreement and each related agreement to which they are parties. This Agreement has been duly executed and delivered by the Shareholders and constitutes, and each related agreement to which they will be parties will be duly executed and delivered and, when so executed and delivered, will constitute, the valid and legally binding obligation of each of them, enforceable in accordance with their respective terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         SECTION 3.21  EMPLOYEE BENEFITS; EMPLOYEES.

         (a) Schedule 3.21 contains a list of each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, savings, change in control, employment, consulting, collective bargaining, dependent care, employee assistance, fringe benefit, medical, dental, post-retirement welfare, retention, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, agreement, arrangement or understanding (whether or not written or legally binding) (all of the foregoing being herein called the "APA BENEFIT PLANS"), established, sponsored, maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) within the last six years by APA or any entity that would be deemed a "single employer" with APA under
Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an "ERISA AFFILIATE"), APA has provided to SFC a true and correct copy of (i) each APA Benefit Plan (and any amendments thereto) and summary plan descriptions thereof,
(ii) each trust agreement and group annuity contract, if any, relating to such APA Benefit Plan (iii) the three most recent annual report for each APA Benefit Plan currently maintained or contributed to by APA (Form 5500), (iv) the most recent IRS determination letter relating to any APA Benefit Plan intended to be qualified under Sections 401(a) and 501(a) of the Code, and (v) the three most recent actuarial valuation reports relating to any APA Benefit Plan subject to Title IV of ERISA.

         (b) Except as set forth in SCHEDULE 3.21, each of the APA Benefit Plans is maintained and administered in accordance with its terms and in compliance with applicable law, including, without limitation, the provisions of ERISA and the Code (including substantial compliance with the periodic reporting obligations under those statutes) and no such plan has or could be expected to have any accumulated funding deficiency (whether or not waived) within the meaning of Section 302 of ERISA or Section 412 of the Code and no excise or other taxes have been or could be expected to be incurred or are due with respect to any such plan because of any failure to comply with the minimum funding standards of the Code or ERISA. No security under Section 401(a)(29) of the Code has been or could be expected to be required. With respect to the APA Benefit Plans, individually and in the aggregate, no event has occurred and, to APA's knowledge, there exists no condition or set of circumstances, in connection with which it could be subject to any material liability.

         (c) In accordance with the governing documents and applicable law, all contributions, insurance premiums, benefits and other payments required to be made to or under each APA Benefit Plan with respect to all periods prior to the Effective Time have been made or will be made prior to the Effective Time or adequate reserves will be set aside therefore and such liabilities will be fully accrued on the Closing Balance Sheet. With respect to each APA Benefit Plan, (1) no application, proceeding or other matter is pending before the Internal Revenue Service, the Department of Labor or any other governmental agency; (2) no action, suit, proceeding or claim (other than routine claims for benefits) is pending or, to APA's knowledge, threatened; and (3) to the knowledge of APA, no facts exist which could give rise to an action, suit, proceeding or claim which, if asserted, could result in a material liability for APA or the plan assets.

         (d) With respect to each funded APA Benefit Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA, (1) a favorable IRS determination letter is currently in effect and, since the date of the last determination letter, the APA Benefit Plan has not been amended or operated in a manner which would adversely affect its qualified status and no event has occurred which has caused or could cause the loss of such status; and
(2) there has been no termination or partial  termination  within the meaning of
Section 411(d)(3) of the Code.

         (e) None of APA, its ERISA Affiliates or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any "multiemployer plan" (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of
Section 4001(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA.

         (f) With respect to each APA Benefit Plan which is or was covered by Title IV of ERISA, the present value of all "benefit liabilities" (whether or not vested) (within the meaning of Section 4001(a)(16) of ERISA) based on the actuarial assumptions used for funding purposes (1) as set forth in the most recent actuarial report; and (2) as required by the Pension Benefit Guaranty Corp. ("PBGC") for the APA Benefit Plan's termination did not exceed as of the most recent actuarial valuation date the then current fair market value of the assets of such plan and no amendments or other modifications to such plan or its actuarial assumptions were adopted since the date of such plan's most recent actuarial report.

         (g) APA is not liable for and will not be liable for any liability of any ERISA Affiliate (including predecessors) with regard to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA). All premiums due to the PBGC by APA or any ERISA Affiliate have been paid on a timely basis. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred or is expected to occur and the consummation of the transaction contemplated by this Agreement will not result in a reportable event.

         (h) With respect to each APA Benefit Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, there has occurred no transaction which is prohibited by Section 406 of ERISA or which constitutes a "prohibited transaction" under Section 4975(c) of the Code and with respect to which a prohibited transaction exemption has not been granted and is not currently in effect and the consummation of the transaction contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction".

         (i) APA and its ERISA Affiliates have complied in all material respects with the provisions of Section 4980B of the Code with respect to each APA Benefit Plan which is a group health plan within the meaning of Section 5001(b)(1) of the Code. Neither APA nor any of its ERISA Affiliates maintains, contributes to, or is obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services (other than pursuant to Section 4980B of the Code). Each APA Benefit Plan may be unilaterally terminated and/or amended by APA at any time.

         (j) Except as set forth in SCHEDULE 3.21, the consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transaction contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any APA Benefit Plan.

         (k) Neither APA nor any ERISA Affiliate, or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing APA Benefit Plan. No event, condition, or circumstance exists that could result in an increase of the benefits provided under any APA Benefit Plan or the expense of maintaining any APA Benefit Plan from the level of benefits or expense incurred for a material increase the most recent fiscal year ended before the Merger. Neither APA nor any ERISA Affiliate has any unfunded liabilities pursuant to any APA Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

         SECTION 3.22 DISCLOSURE. The representations, warranties and statements made by APA and the Shareholders in this Agreement and in the certificates delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

         SECTION 3.23 REORGANIZATION. Neither APA nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

         SECTION 3.24    TAXES.   (a)  For  purposes  of  this  Agreement,   the
following terms shall have the following meanings:

                  (i) "Affiliated Group" shall mean any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, including, but not limited to, any combined, consolidated or unitary group.

                  (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (iii)  "IRS" shall mean the Internal Revenue Service.

                  (iv) "Tax" or "Taxes" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes, and custom duties.

                  (v) "Tax Return" shall mean returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

         (b)      Except as set forth on SCHEDULE 3.24:

                  (i) All Tax Returns required to be filed by or on behalf of APA have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects.

                  (ii) All Taxes payable by or on behalf of APA or in respect of its income, assets or operations (including interest and penalties) have been fully and timely paid, and adequate reserves or accruals for Taxes have will be provided in the Closing Balance Sheet with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing. APA has made all required estimated tax payments for 1998 to avoid any underpayment penalty.

                  (iii) APA has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

                  (iv) APA has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                  (v) SFC has received complete copies of (A) all U.S. federal and foreign income or franchise Tax Returns of APA relating to the taxable periods since December 31, 1994 and (B) any audit report issued within the last three years relating to Taxes due from or with respect to APA, or its income, assets or operations. No income and franchise Tax Returns filed by or on behalf of APA for the taxable years ended on the respective dates set forth on
SCHEDULE 3.24 have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

                  (vi) SCHEDULE 3.24 lists all material types of Taxes paid and material types of Tax Returns filed by or on behalf of APA and indicates those Taxes with respect to which APA is or has been a member of an Affiliated Group for any Tax purpose for all taxable years after 1995. No claim has been made by a taxing authority in a jurisdiction where APA does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

                  (vii) All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including APA have been fully paid, and there are, to the knowledge of APA and the Shareholders, no other audits or investigations by any taxing authority or proceedings in progress, nor have the Shareholders or APA received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a U.S. federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. The results of any settlement and the necessary adjustments resulting therefrom will be properly reflected in the Closing Balance Sheet.

                  (viii) Neither APA nor any other person (including any of the Shareholders) on behalf of APA has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by APA, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by APA or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of APA, or has otherwise taken any action that would have the effect of deferring any liability for Taxes from any taxable period ending on or before the Closing to any taxable period ending thereafter,
(C) executed or entered into closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to APA, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

                  (ix) No property owned by APA is (A) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of
Section 168(g) of the Code.

                  (x) APA is not a party to any tax sharing or similar agreement or arrangement (whether or not written).

                  (xi) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by SFC or any of its Affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

                  (xii) APA has substantial authority for the treatment of or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662(d) of the Code.

                  (xiii) APA is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

                  (xiv) There are no liens as a result of any unpaid Taxes upon any of the assets of APA.

                  (xv) All material Tax elections of APA are clearly set forth in the Tax Returns described in Section 3.24(b)(v). APA does not have elections in effect for U.S. federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code.

                  (xvi) APA has never been a member of any Affiliated Group of corporations for any Tax purposes. APA does not own any interest in any entity that is treated as a partnership for U.S. federal income tax purposes or would be treated as a pass-through or transparent entity for any tax purpose.

                  (xvii) No Shareholder is a foreign person within the meaning of Section 1445 of the Code.

                  (xviii) APA has properly and timely elected under Section 1362 of the Code, and under each analogous or similar provision of state and local law in each jurisdiction where APA is required to file a Tax Return, to be treated as an "S" corporation for all taxable periods beginning as of January 1, 1987. There has not been any voluntary or involuntary termination or revocation of any such election.

         SECTION 3.25 YEAR 2000. The computer software operated by APA which is material to the conduct of its business is capable of providing uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999.

         SECTION 3.26    ATTRIBUTES  REGARDING POOLING OF INTERESTS  ACCOUNTING.
APA is autonomous and has not been a subsidiary or division of another corporation within two years prior to the initiation of this Agreement, as the foregoing terms are defined in Accounting Principles Board Opinion No. 16 and amendments thereto and interpretations thereof. APA has not changed the equity interest of its voting common stock in contemplation of the Merger to be consummated pursuant hereto or any other business combination, including but not limited to such changes effected by distributions to shareholders and additional issuances, exchanges and retirements of securities. APA has not re-acquired any shares of its voting common stock within two years prior to the initiation of this Agreement.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF SFC AND MSC

         As a material inducement to APA and its Shareholders to enter into this Agreement, SFC and MSC, jointly and severally represent, warrant, covenant and agree that:

         SECTION 4.1 CORPORATE EXISTENCE AND POWER. SFC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all Governmental Authorizations required to own, lease and operate its properties and to carry on its business as now conducted. MSC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all Governmental Authorizations required to own, lease and operate its properties and to carry on its business as now conducted. SFC and MSC are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Each of SFC and MSC has heretofore delivered to APA true and complete copies of its Articles or Certificate of Incorporation and Bylaws as currently in effect.

         SECTION 4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by SFC and MSC of this Agreement and the consummation by SFC and MSC of the transactions contemplated hereby are within SFC's and MSC's corporate power and authority and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of SFC or MSC, as the case may be, enforceable against SFC and MSC in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         SECTION 4.3 GOVERNMENTAL CONSENTS AND APPROVALS. Other than as provided in SECTION7, the execution, delivery and performance by SFC and MSC of this Agreement and the consummation of the Merger by SFC and MSC require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than: (a) the filing of the Certificates of Merger in accordance with Delaware Law and New York Law; (b) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not have a Material Adverse Effect on SFC and MSC, taken together as a whole, or would not materially adversely affect the ability of SFC, MSC, APA or the Shareholders to consummate the Merger.

         SECTION 4.4 NON-CONTRAVENTION. The execution, delivery and performance by SFC and MSC of this Agreement and the consummation by SFC and MSC of the Merger do not and will not: (a) contravene or conflict with the Certificate or Articles of Incorporation or Bylaws of SFC or MSC; (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to

SFC or MSC; (c) constitute a default under or give rise to a right of termination, cancellation, acceleration or loss of any material benefit under any agreement, contract, license or other instrument binding upon SFC or MSC or any license, franchise, permit or other similar authorization held by SFC or MSC; or (d) result in the creation or imposition of any Lien on any material asset of SFC or MSC.

         SECTION 4.5   CAPITALIZATION.

         (a) The authorized capital stock of SFC consists of 49,000,000 shares of common stock, $0.01 par value, of which 22,194,553 shares are outstanding and 2,080,000 shares are reserved for issuance. The authorized capital stock of MSC consists of 2,000 shares of common stock, $1.00 par value, and 10,000 shares of preferred stock, $1.00 par value. All issued and outstanding shares of MSC's capital stock are held by SFC.

         (b) All outstanding SFC Shares are and the shares of SFC Common Stock to be issued pursuant to SECTION 1.3 hereof when issued in accordance with the terms of this Agreement will be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights in respect thereto.

         SECTION 4.6 LITIGATION. Except as set forth on SCHEDULE 4.6, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of SFC, threatened against, SFC or any of its subsidiaries or any of their properties before any court or arbitrator or any governmental body, agency or official, and neither SFC nor any of its subsidiaries is the subject of any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on SFC and its subsidiaries, taken together as a whole, or would prevent SFC or any of its subsidiaries from consummating the transactions contemplated hereby. To the knowledge of SFC, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that individually or in the aggregate would have a Material Adverse Effect upon SFC and its subsidiaries, taken together as a whole, or the transactions contemplated hereby.

         SECTION 4.7     DISCLOSURE.   The   representations,   warranties   and
statements made by SFC and MSC in this Agreement and in the certificates delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

                                    ARTICLE V
               PRE-CLOSING COVENANTS OF APA AND THE SHAREHOLDERS

APA and the Shareholders agree that:

         SECTION 5.1 NEGATIVE COVENANTS. From the date hereof until the Effective Time, APA shall in all material respects conduct its business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby, without the written consent of SFC:

         (a) APA will not adopt or propose any change in its Articles of Incorporation or Bylaws;

         (b) APA will not issue or propose the issuance of, or consummate, enter into negotiations for or accept any offers for, the issuance or sale of any shares of its capital stock, Voting Debt (as defined herein), or securities convertible or exchangeable into shares of capital stock of APA and (ii) APA will not amend or change the period of exercisability or accelerate the exercisability of any outstanding options or warrants, or accelerate, amend or change the vesting period of any outstanding restricted stock. For purposes of this Agreement, "VOTING DEBT" means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote);

         (c) No change shall be made in the number of shares of authorized or issued capital stock of APA, nor shall any option, warrant, call, commitment, right or agreement of any character be granted or made by APA relating to its authorized or issued capital stock. No transfers in the ownership of shares of APA shall occur other than the transfer of 6,533 shares of APA Common Stock covered by that certain Letter Agreement, dated May 5, 1995, as amended, among the Shareholders;

         (d) APA will not (i) pay any dividend or make any other distribution to holders of its capital stock, (ii) split, combine or reclassify any of its capital stock or propose or authorize the issuance of any other securities in respect of or in lieu of or in substitution for any shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock;

         (e) APA will not directly or indirectly, merge or consolidate with another entity;

         (f) APA will not incur any additional indebtedness for borrowed money (including, without limitation, by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities) other than in the ordinary course of business and not exceeding $5,000 in the aggregate up to the Closing;

         (g) APA will not (i) other than in the ordinary course of business and consistent with past practices, sell, license, sublicense or otherwise transfer or dispose of or encumber, or otherwise restrict, any tangible or intangible assets of APA, including any Proprietary Rights, or (ii) other than in the ordinary course of business and consistent with past practices, acquire any tangible or intangible assets of any third party, including any license, distribution or similar arrangement with respect to any product or technology not owned or licensed by APA on the date of this Agreement;

         (h) APA will not settle or compromise, or agree to settle or compromise, any suit or other litigation matter or matter in an arbitration proceeding for any material amount (after taking into account any insurance proceeds to which APA is entitled) or otherwise on terms which could have a Material Adverse Effect on APA;

         (i)      APA will not agree or commit to do any of the foregoing;

         SECTION 5.2     AFFIRMATIVE COVENANTS.   From the date hereof until the
Effective Time:

         (a) APA will keep in full force and effect its existing insurance policies and will not modify or reduce the coverage thereunder;

         (b) APA shall meet all of its obligations as they become due, and shall use its best efforts to maintain its corporate records, to keep its accounts receivable current, to preserve the business organization and properties of APA intact, to keep available the services of APA's employees, and to preserve the goodwill of APA's clients, suppliers, and others with whom business relationships exist;

         (c) APA shall pay or fund all expenses and liability incurred by it with respect to all periods prior to the Closing, including without limitation all salaries and rents, and, without limiting the foregoing, shall pay or fund all tax liabilities relating to periods ending on or before the Closing, regardless of when such expenses and liabilities would ordinarily be payable. APA shall pay or fund any liabilities or amounts due to its employees as bonuses, profit-sharing or pensions, calculated in accordance with APA's past practices, with respect to the fiscal year ended December 31, 1998; and

         (d) APA shall maintain its registration and remain in good standing with the SEC and NASD, and with the states where such registration is required under the securities laws of such states.

         SECTION 5.3 SHAREHOLDER APPROVAL. Promptly following the execution and delivery of this Agreement, APA shall hold a special meeting of the shareholders of APA in accordance with New York Law to approve this Agreement and the transactions contemplated hereby.

         SECTION 5.4 ACCESS TO FINANCIAL, OPERATING AND TECHNICAL INFORMATION. From the date hereof until the Effective Time, APA, upon receipt of at least 48 hours notice, will give SFC, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of APA, will furnish to SFC, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and all other scientific and technical information as such persons may reasonably request and will instruct

APA's employees, counsel and financial advisors to cooperate with APA in its investigation of the business of APA and in the planning for the combination of the businesses of APA and SFC or its subsidiary following the consummation of the Merger; PROVIDED, HOWEVER, that no investigation pursuant to this Section shall affect any representation or warranty given by APA to SFC hereunder. All requests for information made pursuant to this Section shall be directed to Peter Sosnowski or such person as may be designated by him or her.

         SECTION 5.5 OTHER OFFERS. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, APA, its officers, directors, employees or other agents, and the Shareholders will not, directly or indirectly (i) take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (as defined herein); (ii) agree to or endorse any Acquisition Proposal; or (iii) engage in negotiations with, or disclose any nonpublic information relating to APA or afford access to the properties, books or records of APA to, any person or entity; PROVIDED, HOWEVER, that nothing in this SECTION 5.4 shall prevent APA from providing information which is generally publicly available to any person in response to an unsolicited request for information. APA and the Shareholders will promptly notify SFC after receipt of any Acquisition Proposal or any request for nonpublic information relating to APA received by any of them in connection with an Acquisition Proposal or for access to the properties, books or records of APA by any person or entity which has made, or which reasonably could be expected to make, an Acquisition Proposal, and all relevant information in respect thereof. The term "ACQUISITION PROPOSAL" shall mean any offer or proposal for, or any indication of interest in, (i) any merger, consolidation, tender offer, exchange offer or other business combination involving APA, (ii) any acquisition of a substantial equity interest in, or a substantial portion of the assets of, APA, other than in each case the transactions contemplated by this Agreement or (iii) any license, distribution or similar agreement in respect of any product or Proprietary Right of APA. For purposes hereof, a "SUBSTANTIAL EQUITY INTEREST" shall mean any equity interest representing beneficial ownership of five percent or more of any class or series of the outstanding capital stock of APA.

         SECTION 5.6 COMPLIANCE WITH OBLIGATIONS. Prior to the Effective Time, APA shall comply with (i) all material applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its Articles of Incorporation and Bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to APA, its properties or its assets.

         SECTION 5.7 NO TRANSFER OF APA COMMON STOCK. Each of the Shareholders agrees that he or she will not make any Disposition (as defined herein) of APA Common Stock without the prior written consent of SFC, other than as set forth on SCHEDULE 3.17.

         SECTION 5.8 PENSION PLAN. APA, without the prior consent of SFC, shall not consent to any amendment to, or cause an amendment of, the APA Defined Benefit Plan (the "PENSION PLAN") except for any amendment required in connection with the cessation of benefit accruals under the Pension Plan and any other amendment needed to maintain the qualified status of the Pension Plan or to otherwise comply with applicable law, copies of which shall promptly be delivered to SFC. Prior to the Effective Time, APA will take such actions as may be necessary or appropriate in order to effect, prior to the Effective Time, the cessation of all future benefit accruals under the Pension Plan. As soon as practicable after the Effective Time, SFC will take or cause to be taken such action as may be necessary or appropriate in order to effect a "standard termination" of the Pension Plan pursuant to Section 4041 of ERISA. The trust maintained as part of the Pension Plan will continue to be maintained until pending the completion of the termination process (including, without limitation, the issuance of a determination letter and compliance with Title IV of ERISA) and the final satisfaction of the plan liabilities to participants and beneficiaries. SFC will be entitled to recover from the assets held pursuant to the Escrow Agreement any funding and other costs and expenses associated with the termination of the Pension Plan (including, without limitation, plan contribution, legal, accounting and administrative costs) to the extent that the total amount of such costs and expenses exceeds the amount that was accrued therefor on the Closing Balance Sheet pursuant to Section 1.2(b) hereof.

                                   ARTICLE VI
                      PRE-CLOSING COVENANTS OF ALL PARTIES

         SECTION 6.1 ADVICE OF CHANGES. Each party will promptly advise each other party in writing of: (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger; (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against it which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the Merger; (d) any event known to its executive officers occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or misleading in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event); and (e) any Material Adverse Change in the business condition of the party.

         SECTION 6.2 REGULATORY APPROVALS. Prior to the Effective Time, each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, any self regulatory organization or any stock exchange, which may be reasonably required, or that the other company may reasonably request, in connection with the consummation of the Merger. Each party shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

         SECTION 6.3 ACTIONS CONTRARY TO STATED INTENT. Each of the parties shall use its best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code. Each of SFC and APA shall use its commercially reasonable efforts to cause its Affiliates (as defined below) not to take any action, or fail to take any required action, that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Neither party shall take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied. An "AFFILIATE" of any person means any other person who controls, is controlled by or is under common control with such person.

         SECTION 6.4 CERTAIN FILINGS. The parties hereto shall cooperate with one another: (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency official, authority, self regulatory organization or stock exchange is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 6.5 PUBLIC ANNOUNCEMENTS. APA will consult with SFC before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, no such press release or public statement (other than in response to unsolicited inquiries) shall be issued without the written approval of SFC following such consultation.

         SECTION 6.6 SATISFACTION OF CONDITIONS PRECEDENT. The parties will use their best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VII, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the  transactions  contemplated  hereby.

                                   ARTICLE VII
                            CONDITIONS TO THE MERGER

         SECTION 7.1     CONDITIONS   TO   OBLIGATIONS   OF  SFC  AND  MSC.  The
obligations of SFC and MSC hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by SFC, but only in a writing signed by SFC):

         (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of APA and the Shareholders contained in Article III shall be true and accurate in all respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks only as of an earlier date). APA shall have provided SFC with a certificate executed by the President and the Chief Financial Officer of APA, and each of the Shareholders, dated as of the Closing Date, certifying compliance with this subsection (a).

         (b) COVENANTS. APA shall have provided SFC with a certificate executed by the President and Chief Financial Officer of APA, and each of the Shareholders, dated as of the Closing Date, that APA and the Shareholders have performed and complied with all of their respective covenants contained in Articles V and VI in all material respects on or before the Closing Date.

         (c) DISSENTING SHARES. No demand shall have been received from any Shareholder of APA indicating that they intend to seek dissenters' rights in accordance with New York law with respect to any shares of capital stock of APA.

         (d) NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change in APA since the APA Balance Sheet Date.

         (e) ACCOUNTANTS POOLING LETTERS. SFC shall have received letters from A.L. Wellen & Co. LLP and Richard A. Eisner & Company, LLP dated as of the Closing Date, addressed to SFC advising it that the Merger may be accounted for as a pooling of interests, which letters shall be substantially in the form of Exhibits C and D attached hereto.

         (f) OPINION OF COUNSEL. SFC shall have received the opinion of Carter, Ledyard & Milburn, counsel to APA, dated the Closing Date, in substantially the form of Exhibit E hereto.

         (g)      EMPLOYMENT   AGREEMENT.   MSC  shall  have   entered  into  an
employment agreement with each of the Shareholders.

         (h) APPROVAL OF DOCUMENTATION. The form and substance of all opinions certificates, and other documents shall be reasonably satisfactory in all respects to SFC and its counsel.

         (i)      SURRENDER  OF  CERTIFICATES.   All  Certificates  (as  defined
herein) shall be surrendered to SFC or its designated agent by the Shareholders Representative.

         (j) FORM 8-K. APA and the Shareholders shall have provided such records, including without limitation the work papers of its bookkeepers and accountants, as may be required by SFC in connection with SFC's obligation, if any, to file a report of its acquisition of APA hereunder with the SEC on Form 8-K and, in the sole judgment of SFC, SFC shall be in a position timely to file such report, if any, after the Closing.

         (k) CLEARING ARRANGEMENTS. APA and the Shareholders shall have taken all steps necessary or advisable for the transfer of all APA customer accounts to MSC including, without limitation, any required actions with respect to MSC's and APA's respective clearing agents, and MSC shall have received a letter or other certificate signed by APA's clearing agent to such effect.

         (l) CONSENTS. All written consents, assignments, waivers or authorizations ("CONSENTS"), that are required as a result of the Merger for the continuation in full force and effect of any contracts or leases of APA shall have been obtained.

         (m) PENSION PLAN. APA shall have taken such actions as are necessary or appropriate in order to effect the cessation of benefit accruals under the Pension Plan as required by SECTION 5.8 hereof. SFC shall be satisfied in its sole discretion with amounts reserved or set aside by APA in respect of the Pension Plan.

         SECTION 7.2 CONDITIONS TO OBLIGATIONS OF APA AND THE SHAREHOLDERS. The obligations of APA and the Shareholders hereunder are subject to the fulfillment or satisfactions, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by APA (on behalf of itself and the Shareholders), but only in a writing signed by APA):

         (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of SFC and MSC set forth in Article IV shall be true and accurate in all respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks only as of an earlier date). SFC shall have provided APA with a certificate executed by the Chief Executive Officer and Chief Financial Officer of SFC, dated as of the Closing Date, certifying compliance with this subsection (a).

         (b) COVENANTS. SFC and MSC shall have performed and complied with all of their respective covenants contained in Article VI in all material respects on or before the Closing Date, and SFC shall have provided APA with a certificate to such effect executed by the President of each such entity, dated as of the Closing Date.

         (c) NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change in SFC and its subsidiaries, taken together as a whole, since the date of this Agreement.

         SECTION 7.3 CONDITIONS TO OBLIGATIONS OF SFC, MSC AND APA. The respective obligations of SFC, MSC and APA hereunder are subject to the fulfillment, on or before the Closing Date, of each of the following conditions (any one or more of which may be waived by such parties, but only in a writing signed by such parties):

         (a) SHAREHOLDER APPROVAL. APA's shareholders shall have duly approved this Agreement and the Merger, all in accordance with applicable laws and regulatory requirements.

         (b) ILLEGALITY OR LEGAL CONSTRAINT. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the Merger (each party agreeing to use its commercially reasonable efforts to have any such order, decree or injunction lifted).

         (c) REGULATORY AUTHORIZATIONS. There shall have been obtained any and all governmental, self regulatory organization and stock exchange authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the Merger will be in compliance with applicable laws, the failure to comply with which would be reasonably likely to have a Material Adverse Effect on SFC, MSC, or the Surviving Corporation or would be reasonably likely to subject any of SFC, MSC, or the Surviving Corporation or any of their respective directors or officers to substantial penalties or criminal liability, including without limitations any required approval from the NASD and the New York Stock Exchange.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         SECTION 8.1 FURTHER ASSURANCES. From time to time after the Closing at the request of SFC and without further consideration, the Shareholders and/or APA shall execute and deliver any further instruments and take such other action as SFC may reasonably require to consummate the transactions contemplated hereby. To the extent that the transactions contemplated hereby require the consent of any person in order to avoid a breach of the terms of any lease, contract or commitment to which APA is a party or by which APA is bound and such consent is not obtained satisfactorily prior to the Closing, the Shareholders shall use their best efforts to assure APA of the benefits of such leases, contracts, commitments and rights.

         SECTION 8.2 USE OF NAME. APA and the Shareholders acknowledge and agree that through the Merger hereunder, SFC and MSC are acquiring the exclusive use of the name Andrew Peck Associates, Inc. for which the Shareholders will receive full and adequate consideration, and that the Shareholders will not use such name or any similar name subsequent to the Closing except in connection with activities performed for SFC and MSC.

         SECTION 8.3 SALE OF SFC COMMON STOCK. The Shareholders shall not sell or in any other way reduce their risk relative to the Shares until such time as financial results covering at least thirty days of post-Merger combined operations of SFC and APA have been published. SFC shall use its reasonable efforts to expeditiously publish such financial results provided that it shall not be required to publish results with respect to any period not beginning on the first day of any calendar month and if the 30-day period provided for in this SECTION 8.3 begins June 1, 1999 SFC's quarterly report on Form 10-Q shall be the means used for such publication.


         SECTION 8.4     REGISTRATION.

         (a) REGISTRATION PROCEDURES AND EXPENSES. SFC shall use its best reasonable efforts to effect the registration of the Shares under the Securities Act for sale as expeditiously as reasonably possible following the Closing by performing the following:

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

         (i) Within fifteen (15) business days following the Closing, SFC shall prepare and file with the SEC a registration statement with respect to the Shares and SFC shall use its best efforts to cause such registration statement to become and remain effective for a period of three years from the Closing Date and shall take such action as is necessary under applicable state securities laws to permit the sale of the Shares. The Shareholders' plan of distribution with respect to the Shares shall be as follows: (a) sale of Shares from time to time by the selling Shareholders or by pledgees, donees, transferees or other successors in interest; (b) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account (d) regular brokerage transactions executed on the Nasdaq Stock Market,
                  (e) negotiated transactions effected at such prices as may be obtainable and as may be satisfactory to the selling Shareholder, or (f) other means. If the Securities Act and/or the rules and regulations promulgated by the SEC thereunder require that such registration statement or the prospectus forming a part thereof be amended or supplemented in order to properly reflect the Shareholder's plan of distribution, the Shareholders will promptly notify SFC of such matters and cooperate with SFC in effecting such amendment or supplement. If any of the Shareholders transfer any of the Shares to a broker or dealer, he or she shall advise such transferee of the fact that the Shares are sold or are to be sold pursuant to such registration statement and of the provisions of this
                  SECTION 8.4.

         (ii) SFC shall timely prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to update and keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of all securities covered by such registration statement. Notwithstanding anything else to the contrary contained herein, SFC shall not be required to disclose any confidential information concerning pending acquisitions not otherwise required to be disclosed.

         (iii) SFC shall furnish to each Shareholder such number of copies of the final prospectus as such Shareholder may reasonably request in order to facilitate the sale of the Shares owned by such Shareholder. The Shareholders shall comply with all prospectus delivery requirements under the Securities Act.

         (b) ALLOCATION OF EXPENSES. All expenses incurred by SFC in complying with this subsection (a), including, without limitation, all registration and filing fees, printing expenses, and fees and disbursements of counsel for SFC, are herein called Registration Expenses. All selling commissions applicable to the sales of the Shares and all fees and disbursements of counsel for any Shareholder are herein called Selling Expenses. SFC will pay all Registration Expenses in connection with registration pursuant to this

Section 8.4. All Selling Expenses in connection with such registration shall be borne by the Shareholders.

         (c) INDEMNIFICATION. In connection with the registration of the Shares under the Securities Act pursuant to this SECTION 8.4, SFC will indemnify and hold harmless the seller of such Shares against any losses, claims, damages, liabilities or expenses, to which such seller may become subject under the
Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or action in respect thereof) arise out of or are based upon (i) any untrue statement of a material fact contained in any registration statement under which such Shares were registered under the Securities Act pursuant to this SECTION 8.4, or any post-effective amendment thereof, or the omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement of a material fact contained in any final prospectus (as amended or supplemented, if SFC shall have filed with the Commission any amendment thereof or supplement thereto), or the omission (or alleged omission) to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading or (iii) any filing by SFC with the SEC pursuant to the Securities Exchange Act of 1934, as amended, incorporated by reference into said registration statement or said prospectus or said amendment or supplement; and will reimburse such seller for any legal or other expenses reasonably incurred by such seller in connection with investigating or defending any such loss, claim, damage, liability or expense, PROVIDED, HOWEVER, that SFC will not be liable in any such case to the extent that any such loss, claim, damage, liability or expenses arises out of or is based upon any untrue statement or omission (or alleged omission) of material fact made in said registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to SFC by such seller specifically for use in the preparation thereof.

         In connection with the registration of the Shares under the Securities Act pursuant to this SECTION 8.4, each seller of such Shares, severally and not jointly, will indemnify and hold harmless SFC, each person, if any, who controls SFC within the meaning of Section 15 of the Securities Act, each officer of SFC who signs the registration statement, and each director of SFC against any losses, claims, damages, liabilities or expenses, joint or several, to which SFC or such officer, director, or controlling person may become subject under the Securities Act or otherwise, and will reimburse SFC or such officer, director or controlling person for any legal or other expenses reasonably incurred by SFC or such officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or expense, but only insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or omission (or alleged omission) of a material fact referred to in clause (i) or (ii) of the preceding paragraph of this subsection (c), and PROVIDED, HOWEVER, that this paragraph shall apply if and only if such statement or omission (or alleged omission) was made in reliance upon and in conformity with information furnished to SFC by or on behalf of such seller specifically for use in such registration statement or prospectus.

         (d) REQUIRED INFORMATION. It shall be a condition of SFC's obligation to effect registration of the Shares that the sellers participating in such registration provide SFC with all material facts, including, without limitation, furnishing such certificates, questionnaires and legal opinions as may be required by SFC concerning such participating sellers and the Shares to be registered which are reasonably required to be stated in the registration statement or in the prospectus or are otherwise required in connection with the offering.

         SECTION 8.5 INDEMNITY BY SHAREHOLDERS. The Shareholders hereby jointly and severally agree to indemnify and hold SFC and MSC harmless from any Liabilities or Losses (as defined herein) (including reasonable attorney's fees and all reasonable costs of investigation and defense) resulting from:

         (a) The falsity or inaccuracy of any representations or warranties made herein by APA or any of the Shareholders;

         (b) The failure of APA or any of the Shareholders to completely perform any of their respective covenants or other obligations hereunder;

         (c) Any inaccuracy, material or immaterial, in the Shareholder Equity amount reflected in the Closing Balance Sheet;

         (d) Any claim by an unrelated third party of facts that, if true, would mean APA's or any of the Shareholders' representations or warranties were false or inaccurate or Shareholders had failed to completely perform all of their covenants and other obligations hereunder; and

         (e) Any Liability or Loss incurred or suffered by SFC or MSC after the Closing which relates or is attributable to acts or omissions of APA or any of the Shareholders prior to the Closing.

         For the purposes of this SECTION 8.5, "LIABILITIES" or "LOSSES" means any and all losses, claims (including allegations), demands, damages, deficiencies, obligations, assessments, judgments, fines, penalties, costs or expenses, whether accrued or unaccrued, absolute, known or unknown, direct or indirect, choate or inchoate, contingent or otherwise, including, without limitation, any such Losses arising under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, including, without limitation, laws and regulations relating to labor and employment practices, health and safety, securities and/or broker-dealer regulatory compliance.

         Shareholders will be required to hold SFC and MSC harmless from the cost (including reasonable attorney's fees and all reasonable costs of investigation and defense) of defending a claim (which is the subject of indemnification hereunder) made by a third party against SFC or MSC even if it is ultimately determined that the claim is without merit.

         SECTION 8.6 LIMITATIONS ON INDEMNITY BY SHAREHOLDERS. Notwithstanding any other provisions of this Agreement, the indemnification of SFC and MSC provided for in this Agreement shall be subject to the limitations and conditions set forth in this SECTION 8.6:

         (a) Any claim for indemnification by SFC or MSC shall be made by delivering to APA or the Shareholder's Representative, as the case may be, a written notice in accordance with SECTION 10.3 prior to the termination of the Escrow Agreement pursuant to Section 7(a) thereof setting forth in reasonable detail the alleged factual basis for such claim, the provision or provisions of this Agreement on which such claim is based and the amount thereof.

         (b) Any claim for indemnification made by SFC or MSC pursuant to this SECTION 8.6 or pursuant to SECTION 8.7 shall be satisfied solely from shares of SFC Common Stock and/or other property held pursuant to the Escrow Agreement.

         (c) SFC's and MSC's right to indemnification hereunder shall be reduced to the extent of any tax deduction, credit, refund or other benefit actually received relating to the same tax period and resulting from the subject matter of such claim.

         (d) If SFC or MSC undertakes to remedy any circumstance or state of facts which properly forms the basis of a claim for indemnification hereunder, then APA and the Shareholders shall be obligated, within the limits set forth in this Section, to indemnify SFC or MSC, as the case may be, only to the extent of the least expensive remedy or response action required to be undertaken with respect to such circumstance or state of facts under applicable law, the terms of this Agreement or otherwise, notwithstanding that SFC or MSC may elect or may have elected to implement or undertake a more expensive remedy or response action.

         SECTION 8.7     TAX MATTERS

         (a) TAX INDEMNIFICATION. (i) Except to the extent Taxes are reserved for on the Closing Date Balance Sheet, each Shareholder, jointly and severally, agrees to be responsible for and to indemnify and hold SFC, MSC and their Affiliates harmless from and against any and all Taxes that may be imposed upon or assessed against APA, SFC and/or MSC or the assets thereof:

                  (1) with respect to all taxes of APA for taxable periods ending on or prior to the Closing Date;

                  (2) with respect to any and all Taxes of APA for the period allocated to the Shareholders pursuant to
                           SECTION 8.7(a)(iv);

                  (3) with respect to any transfer Tax liability pursuant to SECTION 8.7(c) hereof;

                  (4) arising by reason of any breach or inaccuracy of any of the representations contained in SECTION 3.24 hereof;

                  (5) by reason of APA being a successor-in-interest or transferee of another entity;

                  (6) without duplication, arising as a result of the Merger; and

                  (7) with respect to any and all Taxes of any member of an Affiliated Group on or prior to the Closing Date, by reason of the liability of APA pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation.

                  (ii) The Shareholders shall also pay and shall indemnify and hold harmless SFC and MSC and their Affiliates from and against any losses, damages, liabilities, obligations, deficiencies, costs and expenses (including, without limitation, reasonable expenses and fees for attorneys and accountants) ("Related Costs") incurred in connection with the Taxes for which the Shareholders are responsible to indemnify SFC, MSC and their Affiliates pursuant to this SECTION 8.7(a) (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) or the enforcement of this SECTION 8.7(a).

                  (iii) SFC agrees to indemnify and hold harmless the Shareholders from and against any and all Taxes (A) of MSC with respect to any taxable period of MSC beginning after the Closing Date and (B) attributable to the period allocated to SFC pursuant to SECTION 8.7(a)(iv).

                  (iv) For federal income tax purposes, the taxable year of APA shall end as of the close of the Closing Date and, with respect to all other Taxes, the Shareholders and SFC will, unless prohibited by applicable law, close the taxable period of APA as of the close of the Closing Date. Neither the Shareholders nor SFC shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit APA to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not end on that day), then Taxes, if any, attributable to the taxable period of APA beginning before and ending after the Closing Date shall be allocated (i) to the Shareholders for the period up to and including the Closing Date, and (ii) to SFC for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by SFC and shall be made by means of a closing of the books and records of APA as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

                  (v)      If any  indemnification  payment  under  SECTION  8.7
(including, without limitation, this SECTION 8.7(a)(v)) is determined to be taxable to the party receiving such payment by any taxing authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment (taking into account any actual reduction in tax liability to the receiving party) and any Related Costs incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

                  (vi) The indemnification provided for in this SECTION 8.7 shall be the sole remedy for any claim with respect to Taxes. Any claim for indemnification under this SECTION 8.7 may be made at any time prior to 60 days after the expiration of the applicable statute of limitation with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

         (b) AUDITS. SFC and the Shareholder Representative shall promptly notify each other in writing of any notice of any Tax audits of or assessments against any for any Taxable periods of a ending on or before the Closing Date. The failure of one party to notify the other party of any such audit or assessment shall not relieve the other party of its indemnification obligations under this Agreement except to the extent any such failure actually prejudices the defense of any Tax claim. With respect to any Tax claim that may be the subject of indemnification under SECTION 8.7(A), the Shareholders may, upon written notice to SFC from the Shareholder Representative, assume and control the defense of such Tax Claim at their sole cost and expense and in their reasonable discretion. If the Shareholders elect to assume the defense of any such Tax claim, the Shareholders shall have the right to either settle such Tax Claim at such time and on such terms as they shall deem appropriate or assume the entire defense thereof; PROVIDED, HOWEVER, that the Shareholders shall in no event take any position in such settlement or defense that subjects SFC, MSC or any of their Affiliates to any civil fraud or any civil or criminal penalty. Notwithstanding the foregoing, the Shareholders shall not settle any Tax claim without the prior written consent of SFC, which prior written consent shall not be unreasonably withheld, to any change in the treatment of any item which would, in any manner whatsoever, affect the Tax liability of SFC, MSC or any of their Affiliates for a period subsequent to the Closing Date. SFC and its Affiliates shall have the sole right to represent APA's or MSC's interests in any other Tax proceeding (including any proceeding that the Shareholders have the ability to control but do not elect to control pursuant to this SECTION 8.7(B)).

         (c) TRANSFER TAXES. All recordation, sales, use, stamp, filing, transfer, documentary or similar fees or Taxes and related costs and fees relating to the transactions contemplated by this Agreement shall be the joint and several liability of the Shareholders.

         (d) CONTINUITY OF BUSINESS ENTERPRISE. MSC will, and SFC will cause MSC to, continue the historic business of APA, or use at least a significant portion of APA's historic business assets in a business, in each case with the meaning of Reg. ss.1.368-1(d), except that MSC may transfer APA's historic business assets (i) to a corporation that is a member of MSC's "qualified group," within the meaning of Reg. ss.1.368-1(d)(4)(ii),or (ii) to a partnership if (A) one or more members of MSC's "qualified group" have active and substantial management functions as a partner with respect to APA's historic business or (B) members of MSC's "qualified group" in the aggregate own an interest  in the  partnership  representing  a  significant  interest  in  APA's
historic    business,    in   each   case    within   the    meaning   of   Reg.
ss.1.368-1(d)(4)(iii).

         SECTION 8.8     CLOSING BALANCE SHEET

         (a) Within five (5) business days of the Closing Balance Sheet Date, the Shareholders shall provide SFC with the Closing Balance Sheet, along with a certificate executed by each of the Shareholders certifying that the Closing Balance Sheet was prepared in accordance with the requirements of
SECTION 1.2(B) and is otherwise true and accurate in all respects as of the Closing Balance Sheet Date.

         (b) MSC shall then make a cash distribution to the Shareholders consistent with distributions made by APA to the Shareholders in the past reflecting bonuses accrued as of the Closing Date. Each of the Shareholders shall be required to agree in writing prior to the time of any such distribution that the distribution is in full satisfaction of each such Shareholder's rights under this Section 8.8 and that no further distributions shall be due to or paid to such Shareholder by SFC and/or MSC irrespective of any later reversal, adjustment or other change to any of the amounts reflected on the Closing Balance Sheet.

         (c) Nothing contained in this SECTION 8.8 shall in any way be construed to limit or reduce amounts that may be recovered by SFC pursuant to the other provisions of this Agreement for any shortfall or inaccuracy, material or immaterial, in the Closing Balance Sheet.

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

         SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the shareholders of APA:

         (a) by mutual consent of the Boards of Directors of SFC, MSC and APA;

         (b) by SFC and MSC, if neither is in material breach of its obligations under this Agreement, and if (i) there has been a material breach by APA or any of the Shareholders of any of their respective representations and warranties hereunder such that SECTION 7.1(A) will not be satisfied or (ii) there has been the willful breach on the part of APA or any of the Shareholders of any of their respective covenants or agreements contained in this Agreement such that SECTION 7.1(B) will not be satisfied, and, in both case (i) and case
(ii), such breach has not been promptly cured within 15 days after notice to APA or the relevant Shareholder;

         (c) by APA, if it is not in material breach of its obligations under this Agreement, and if (i) there has been a material breach by SFC or MSC of any of their respective representations and warranties hereunder such that
SECTION 7.2(A) will not be satisfied or (ii) there has been the willful breach on the part of SFC or MSC of any of their respective covenants or agreements contained in this Agreement such that SECTION 7.2(B) will not be satisfied, and, in both case (i) and (ii), such breach has not been promptly cured within 15 days after notice to SFC and MSC.

         Nothing contained in SECTION 8.1 shall be deemed to constitute a waiver by SFC and/or MSC of their respective rights under this SECTION 9.1.

         SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to SECTION 9.1 hereof, this Agreement shall forthwith become void, and there shall be no liability on the part of any of the parties hereto PROVIDED, HOWEVER, that in the event this Agreement is terminated pursuant to SECTIONS 9.1(b) or 9.1(c) hereof, as the case may be, the party terminating the Agreement shall be entitled to reimbursement for all its reasonable out-of-pocket expenses incurred in connection with this Agreement from the other party. No termination of this Agreement shall relieve any person from liability resulting from a breach by a party of any of its representations, warranties, covenants or agreements set forth herein.

                                    ARTICLE X
                                  MISCELLANEOUS

         SECTION 10.1 ASSIGNMENT: SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement shall not be assignable by any party without the prior written consent of the other parties to this Agreement.

         SECTION 10.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby.

         SECTION 10.3 NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopier, by overnight mail or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

                  (a)      If to APA, to it at:

                           111 Pavonia Avenue; Suite 310
                           Jersey City, NJ 07310
                           Attn: Peter Sosnowski


                           with a copy to:

                           Carter, Ledyard & Milburn
                           2 Wall Street
                           New York, New York 10005
                           Attn: Steven J. Glusband, Esq.

                  (b) If to any of the Shareholders or the Shareholders Representative, to the Shareholders Representative at:

                           111 Pavonia Avenue; Suite 310
                           Jersey City, NJ 07310
                           Attn: Peter Sosnowski

                  (c)      If to SFC or MSC, to it at:

                           885 Third Avenue, Suite 1720
                           New York, New York 10022
                           Attn:  Nicholas Dermigny, Executive Vice President

                           with a copy to:

                           Fulbright & Jaworski L.L.P.
                           666 Fifth Avenue, 31st Floor
                           New York, New York 10103
                           Attn: Leonard M. Leiman, Esq.

(Or at such other address or addresses as may have been furnished in writing by the parties hereto).

                  Notices provided in accordance with this SECTION 10.3 shall be deemed delivered upon personal delivery, receipt by telecopy or overnight mail, or 48 hours after deposit in the mail in accordance with the above.

         SECTION 10.4 ENTIRE AGREEMENT. This Agreement, together with the instruments and other documents contemplated to be executed and delivered in connection herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements or understandings between or among them, with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated December 18, 1998 between SFC and APA, as amended on January 14, 1999, February 26, 1999 and March 19, 1999.

         SECTION 10.5 AMENDMENTS AND WAIVERS. Subject to SECTION 7.2, this Agreement may not be amended or waived (either generally or in a particular instance and either retroactively or prospectively) except by a written instrument signed by the party against who enforcement of such amendment, modification or waiver is sought. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

         SECTION 10.6 ARBITRATION. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in New York, New York, in accordance with the rules of the NASD, and any decision or judgment rendered in any such arbitration shall be final and binding on the parties hereto. In any such arbitration, each party shall pay its own expenses and the cost and expenses of the arbitrator shall be divided equally between the parties hereto. Judgment upon the award rendered may be entered in any court having jurisdiction therefor.

         SECTION 10.7 THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended to, or shall be construed so as to create any third party beneficiary to this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto.

         SECTION 10.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 10.9 GOVERNING LAW. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without reference to is conflicts of laws provisions.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as an instrument of the date first above written.

ANDREW PECK ASSOCIATES, INC.


By:  /s/ PETER SOSNOWSKI
     --------------------------------
Name:    Peter Sosnowski
Title:   President

/s/ JOSEPH COSTELLO
-------------------------------------
    Joseph Costello

/s/ ANGELO GUERRIERO
-------------------------------------
    Angelo Guerriero

/s/ JAMES HORGAN
-------------------------------------
    James Horgan

/s/ MATTHEW SHALLOO
-------------------------------------
    Matthew Shalloo

/s/ PETER SOSNOWSKI
-------------------------------------
    Peter Sosnowski

/s/ GENE MCHAM
-------------------------------------
    Gene McHam


SIEBERT FINANCIAL CORP.

By: /s/ MURIEL F. SIEBERT
-------------------------------------
Name:   Muriel F. Siebert
Title:  President


MURIEL SIEBERT & CO., INC.

By: /s/ MURIEL F. SIEBERT
-------------------------------------
Name:   Muriel F. Siebert
Title:  President